Exhibit 10.4.3
PORTIONS OF THIS EXHIBIT DENOTED WITH THREE ASTERISKS (***) HAVE BEEN
OMITTED AND WILL BE SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT
WITH THE SECURITIES AND EXCHANGE COMMISSION.
LOG SUPPLY OPTION AGREEMENT
THIS AGREEMENT made as of the 1st day of January, 2008.
BETWEEN:
CATALYST PAPER CORPORATION, 2nd Floor, 3600 Lysander Lane, Richmond, British Columbia, as managing partner for and on behalf of CATALYST PAPER, a general partnership of Catalyst Paper Corporation and Catalyst Pulp Operations Limited
(“Catalyst”)
AND:
TIMBERWEST FOREST CORP. and TIMBERWEST FOREST COMPANY, a general partnership of TimberWest Forest Corp. and TimberWest Holdings Ltd., 2300 — 1055 West Georgia Street, Vancouver, British Columbia
(collectively “TimberWest”)
WHEREAS:
A.
TimberWest supplies chips and pulplogs to Catalyst pursuant to an agreement dated June 23, 1997 entitled “Amended and Restated Chip and Pulplog Supply Agreement” as amended to the date hereof (the “Chip and Pulplog Supply Agreement”) now between Catalyst (as successor to 3264891 Canada Limited and 3264912 Canada Limited) and TimberWest (as successor to TimberWest Forest Limited); and

B.
TimberWest and Catalyst have agreed to modify the Chip and Pulplog Supply Agreement by replacing certain of the chip supply obligations of TimberWest under that Agreement with the obligations of TimberWest under this Agreement;

THEREFORE in consideration of the premises and the mutual covenants hereafter set out and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:
1.	INTERPRETATION

1.1.	Definitions. In this Agreement:
(a)	“2008 AAC” has the meaning set out in Section 1.2;

(b)	“AAC” means, with respect to any year, the aggregate allowable annual cut (as defined in the British Columbia Forest Act) for the Crown Tenures as at the first day of the year;

(c)	“Affiliate” has the meaning set out in the British Columbia Business Corporations Act;
(d)	“Business Day” means a day that is not a Saturday, Sunday or statutory holiday in British Columbia;

(e)	“Closure Date” means May 9, 2008;
(f)	“Crown Tenures” means Tree Farm Licence 47, Forest Licence A20913 and Forest Licence A29159 and any extensions or replacements thereof;
(g)	“Delivery Notice” means an Initial Delivery Notice or a Supplemental Delivery Notice;
(h)	“Elk Falls Sawmill” means the Elk Falls sawmill facility located at Campbell River, British Columbia adjacent to Catalyst’s Elk Falls pulp and paper mill;
(i)	“Fibre Supplier” means a supplier that provides wood chips to Catalyst in exchange for logs;

(j)	“Initial Delivery Notice” has the meaning set out in Section 3.3;

(k)	“Initial Production Notice” has the meaning set out in Section 3.1;

(l)	“Logs” means:
(i)
second growth fir standard (15"+) sawlogs, second growth hemlock/balsam (hembal) standard (15"+) sawlogs, second growth fir gang sawlogs (8"+), second growth hembal gang (8"+) sawlogs and old growth hembal gang (8"-14") sawlogs (“Standard/Gang Logs”); and

(ii)	second growth fir peewee (5" to 7" tops) sawlogs and second growth hembal 5" to 7" tops) sawlogs (“Peewee Logs”);
(m)	“m3” means a cubic metre of logs, British Columbia metric scale as determined under the Forest Act;
(n)	“Option Volume” means, subject to adjustment under Section 2.2, (***) of Logs divided into the following two components:
(i)	(***) of Standard/Gang Logs; and

(ii)	(***) of Pee Wee Logs;
(o)	“Parcel” means a raft, boom, bag, barge, bundle, group of bundles or other grouping of Logs commonly offered for sale as a unit;

(p)	“Point of Sale” means a suitable water storage area for Logs located at one of the following locations:
(i)	in Howe Sound in the vicinity of Gambier Island; or
(ii)	at a point on the Fraser River between the mouth of the north arm and Barnston Island; or

(iii)	such other location that the parties may agree upon;
(q)	“Production Notice” means an Initial Production Notice or a Revised Production Notice in the form attached as Schedule A;
(r)
“Residual Chips” means hemlock/balsam, coastal Douglas fir, sitka spruce, red cedar or yellow cedar wood chips produced as a by-product of wood manufacturing but excluding wood chips produced from whole log chipping;

(s)	“Revised Production Notice” has the meaning set out in Section 3.2;

(t)	“Shortfall” has the meaning set out in Section 3.5;

(u)	“Supplemental Delivery Notice” has the meaning set out in Section 3.3;
(v)
“Timber Harvesting Management Agreement” means the amended and restated timber harvesting management agreement dated January 1, 1998 between Fletcher Challenge Canada Limited (now Catalyst Paper Corporation) and TimberWest as amended, replaced or restated from time to time;

(w)	“Vancouver Log Market Price” means, at any time with respect to a Parcel of Logs, the fair market value of such Parcel of Logs determined with reference to:
(i)	the volume, type and quality of Logs included in such Parcel;
(ii)
the competitive prices for equivalent volumes of Logs of the volume, type and quality included in such Parcel prevailing in the Vancouver log market at such time without regard to non-arm’s length sales, distress sales or sales for export from British Columbia; and

(x)	“year” means a calendar year.
1.2.	Confirmation of 2008 AAC. The parties acknowledge and confirm that the AAC in effect as of January 1, 2008 is 698,662 m3 (the “2008 AAC”).

1.3.	Currency. All dollar amounts referred to in this Agreement are Canadian dollars.
1.4.
Construction. References to the singular or masculine used in this Agreement will be deemed to include references to the plural, feminine or body corporate as the context may require. The division of this Agreement into articles and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

1.5.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

2.	SUPPLY COMMITMENT
2.1.
Option Volume. During each year of the term of this Agreement, TimberWest will offer to sell such volume of Logs to Fibre Suppliers and Catalyst as Catalyst specifies from time to time up to the Option Volume plus any Shortfall in accordance with and subject to the terms and conditions of this Agreement.

2.2.	Adjustments. The Option Volume will be adjusted, upwards or downwards, in accordance with the following adjustments:
(a)	for 2008, the Option Volume will be (***);
(b)
for any other year, the Option Volume will be a quantity of Logs determined by multiplying (***) by a fraction, the numerator of which is the AAC for that year and the denominator of which is the 2008 AAC and will also be adjusted upwards or downwards to reflect other changes in harvest levels under the Crown Tenures imposed by government regulation but no such adjustments will be made as a result of:

(i)	reductions in the AAC of the Crown Tenures resulting from removal of private land from Tree Farm Licence 47; or
(ii)	voluntary agreement by TimberWest to reduce the AAC of the Crown Tenures; or
(iii)	reductions in the harvest level of the Crown Tenures due to the failure of TimberWest to comply with the terms and conditions of the Crown Tenures or applicable laws and regulations.
If the Option Volume differs from (***) in any year, then the (***) Standard/Gang Log component and the (***) Peewee Log component of the Option Volume will increase or decrease in the same proportion as the increase or decrease in the Option Volume from (***).
2.3.
Variations in End Use Sort and Species Requirements. The actual volume available from each of the five end use sorts included in the Standard/Gang Log component of the Option Volume and from each of the two end use sorts included in the PeeWee Log component of the Option Volume will vary from year to year in accordance with the species, size and volume mix of the actual harvest from the Crown Tenures in such year. Despite any such variation in volume from end use sorts, not less than 75% of the Option Volume is to be available as hemlock/balsam (hembal) Logs in any year that TimberWest harvests 100% or more of the AAC of the Crown Tenures and not less than 66 2/3% of the Option Volume is to be available as hembal Logs in any year that TimberWest harvests less than 100% of the AAC of the Crown Tenures except as otherwise agreed between TimberWest and Catalyst. TimberWest will accommodate special sorting requests as long as pricing keeps TimberWest whole (as determined by TimberWest acting reasonably) with regard to the selling price for the entire package, including any additional handling costs.

2.4.
Source of Option Volume. Logs made available by TimberWest under this Agreement will be harvested from the Crown Tenures and flow in the normal course of TimberWest’s harvesting activities on the Crown Tenures subject to the following:

(a)	Logs purchased by TimberWest through existing TimberWest dryland sorts in the normal course of business in the vicinity of the Crown Tenures may be substituted for Logs from the Crown Tenures;
(b)
rafted volume purchased by TimberWest from third parties shall not be included in the Option Volume except to the extent remaining in TimberWest’s inventory for the Elk Falls Sawmill as at the Closure Date;

(c)	TimberWest may in its sole discretion substitute Logs originating from TimberWest’s private lands for timber from the Crown Tenures; and
(d)	if acceptable to TimberWest in its sole discretion, Logs originating from TimberWest’s private lands may be substituted for timber from the Crown Tenures at the request of Catalyst.
2.5.	Use of Logs by Catalyst. Catalyst will not be restricted in any way in directing Logs or reselling the Logs it purchases under this Agreement except as follows:
(a)
Catalyst will not, without the prior written consent of TimberWest, export Logs it purchases under this Agreement from British Columbia and will require third parties who acquire the Logs through direction or purchase from Catalyst, to agree not to export the Logs from British Columbia; and

(b)
Logs directed to Fibre Suppliers under this Agreement cannot be used to replace volumes offered to Fibre Suppliers under the Timber Harvesting Management Agreement except to the extent used to access a New Supply of Chips. For this purpose “New Supply of Chips” means, with respect to a Fibre Supplier, the availability of milling or chipping capacity not available as of January 1, 2008, so as to provide a new supply of Residual Chips, examples of which include:

(i)	the construction of a new facility, the expansion of an exiting facility, or an increase in production (whether from improvements or additional shifting); and
(ii)	the release of such Fibre Supplier from an existing supply obligation with respect to Residual Chips produced at its facility, other than a supply obligation to Catalyst.
2.6.
Term. This Agreement shall commence on the date hereof and continue in effect until terminated by either party on not less than two years’ prior written notice to the other party, except that TimberWest cannot give such notice any earlier than January 1, 2016.

3.	PRODUCTION NOTICES AND VOLUME REQUESTS
3.1.
Production Notices. By September 30 of each year, TimberWest will provide Catalyst with a statement as to the Option Volume for the next year together with particulars of the calculation thereof and a Production Notice (an “Initial Production Notice”) which states:

(a)
the anticipated AAC of the Crown Tenures for the next year, the Option Volume for the next year as calculated in accordance with Section 2.2 and the volume of the total planned harvest from the Crown Tenures for the next year;

(b)	the projected production of Logs by end use sort from the Crown Tenures for the next year based on the total planned harvest volume, including monthly production of Logs; and
(c)
if the projected production of Logs for the next year is less than the Option Volume, the production of Logs by end use sort from the Crown Tenures had sufficient harvesting occurred for the full Option Volume to be available, including monthly production of Logs, calculated by multiplying the projected production of Logs from each end use sort by a fraction, the numerator of which is the Option Volume and the denominator of which is the planned production of Logs from the Crown Tenures.

An Initial Production Notice for 2008 is to be provided to Catalyst on or before the execution and delivery of this Agreement.
3.2.
Revised Production Notices. TimberWest will provide a revised Production Notice (a “Revised Production Notice”) to Catalyst within 5 Business Days before the commencement of any calendar quarter if TimberWest anticipates that there will be a material change (“material change” in this Section meaning an increase or decrease in total available volumes of more than 15%) in the production of Logs for the remaining calendar quarters in the year. A Revised Production Notice cannot operate so as to reduce the volume to be made available pursuant to a request made by Catalyst based on a previous Production Notice before receipt of the Revised Production Notice except where available volume is reduced due to shutdowns or curtailments of TimberWest’s logging operations under the Crown Tenures under Section 7.4.

3.3.
Volume Requests. By October 31 of each year, Catalyst will provide to TimberWest, a notice (an “Initial Delivery Notice”) specifying the volume of Logs and applicable end use sorts that Catalyst wishes to access on a monthly basis in the following year, commencing in January of the following year, based on the Initial Production Notice. After providing an Initial Delivery Notice, Catalyst may provide further notices (each a “Supplemental Delivery Notice”) requesting an increase in or decrease to volumes of Logs from specific end use sorts subject to the following:

(a)
Supplemental Delivery Notices must specify the volume of Logs requested, applicable end use sort(s) and the month that delivery of any additional volume is to commence or the month in which any increase or decrease in volumes set out in a previous Delivery Notice is to take effect;

(b)
a Supplemental Delivery Notice must be provided to TimberWest at least 3 months prior to the month in which any increase or decrease in volume under such Supplemental Delivery Notice is to take effect;

(c)
the volume that Catalyst may request from a particular end use sort during the remainder of a year cannot exceed the remaining volume for that end use sort per the most recent Production Notice less volume that is to be delivered in the remainder of the year from prior requests for that sort (for example, if Catalyst issued an Initial Delivery Notice requesting 60,000 m3 of a 100,000 m3 sort described in an Initial Production Notice to be delivered evenly over the year such that 30,000 m3 was to be delivered in the last six months of the year, then the maximum additional volume that Catalyst could request from such sort in a Supplemental Delivery Notice to take effect July 1 would be 20,000 m3 (50,000 m3 — 30,000 m3); and

(d)
if a Revised Production Notice indicates the availability of Logs that Catalyst specified for delivery in its Initial Delivery Notice that were not indicated as being available in prior Production Notices for that year (in this Section, the “Additional Volume”):

(i)
TimberWest may, concurrently with delivery of the Revised Production Notice advise Catalyst of a reduction in the amount of notice required to provide Supplemental Delivery Notices under Subsection (b) in respect of the Additional Volume;

(ii)
delivery of all or any part of the Additional Volume under this Agreement will be limited to the volume of Logs that Catalyst is able to utilize in the current year and will be conditional on Catalyst including such Logs in a Supplemental Delivery Notice issued by Catalyst subsequent to receipt of the Revised Production Notice identifying the Additional Volume; and

(iii)	a Shortfall under Section 3.5 will be reduced only to the extent that the Logs included in the Additional Volume are delivered by TimberWest pursuant to Supplemental Delivery Notices.
Catalyst will advise TimberWest, at least 20 Business Days before the commencement of each month, as to the buyers of the volume of Logs that Catalyst requested for that month and the allocation of that volume of Logs among those buyers.
3.4.
Delivery of Actual Volume. TimberWest will offer Logs to Fibre Suppliers or Catalyst each year pursuant to requests made by Catalyst in accordance with Section 3.3 to the extent that the volume and end use sort requested by Catalyst is in accordance with the projected Log production by end use sort specified in the Production Notice that is in effect when the request is made.

3.5.
Shortfalls. Subject to the limitations in Section 3.3, Catalyst may request in a Delivery Notice up to the entire Option Volume (and up to the entire volume of Logs from particular end use sorts) in any year based on the entire Option Volume being available in accordance with the Initial Production Notice regardless of whether the Initial Production Notice or any subsequent Revised Production Notice indicates that TimberWest does not expect to produce the entire Option Volume or the entire volume of Logs from a particular end use sort that year. If the volume of Logs requested by Catalyst in a Delivery Notice in respect of a year exceeds the volume made available by TimberWest during the year (as permitted by Section 3.6), the following shall apply to the difference (the “Shortfall”):

(a)	the Shortfall must be made available by TimberWest, in addition to the Option Volume, in the two years following the year which resulted in the Shortfall;
(b)
Logs used to make up a Shortfall must, unless otherwise agreed by the parties, be of the same end use sort as the Logs making up the Shortfall (for example, a Shortfall in second growth hembal standard sawlogs would have to be made up with second growth hembal standard sawlogs); and

(c)
any outstanding Shortfalls are to be made up prior to the expiration or termination of this Agreement, failing which the term of this Agreement will be automatically extended for an additional year from the date that it would otherwise expire to allow for the delivery of the Shortfalls. Log deliveries during such extension shall be limited to the outstanding Shortfalls and Catalyst will not be entitled to request any additional Option Volume during such extension.

3.6.	Volume Requirements. TimberWest may, for bona fide business reasons, make less than the Option Volume requested by Catalyst available in any year subject to the following:
(a)	except as a result of the circumstances referred to Subsection 3.6(c) below, the total Shortfalls at any time cannot exceed 50% of the then current Option Volume;
(b)
subject to subsection 3.6(c), a minimum of 50% of the Standard/Gang Log and PeeWee Log components of the Option Volume is to be available each year (for example, assuming the Option Volume for 2009 is (***), TimberWest must make a minimum of (***) of Standard/Gang Logs and (***) of Peewee Logs available in 2009); and

(c)
for one year every five years, TimberWest may due to Economic Hardship make available less than the volume otherwise required by this Section 3.6 as long as TimberWest advises of the pending reduction by September 30 of the year preceding the reduction and any Shortfall arising from this relief is made up in the following two years. For this purpose “Economic Hardship: means economic conditions in the British Columbia coastal forest industry which result in shutdown of timber harvesting operations by the industry generally.

3.7.
Failure to Provide Initial Production Notice. If TimberWest fails to provide an Initial Production Notice to Catalyst for any year in accordance with Section 3.1, TimberWest will be deemed to have provided an Initial Production Notice to Catalyst in respect of that year specifying an Option Volume of (***) allocated among the end use sorts for the Logs in the proportions specified in the previous Initial Production Notice.

3.8. Particulars from TimberWest. TimberWest will provide to Catalyst:
(a)	within 20 Business Days after the end of each month, a statement setting out the following in respect of that month:
(i)	the volume, end use sort and price of Logs sold to each Fibre Supplier in that month pursuant to this Agreement; and
(ii)
the volume, end use sort and price of any Logs which Catalyst directed to be offered to any Fibre Supplier during that month which the Fibre Supplier refused to purchase and the reasons for that refusal; and

(b)
if requested by Catalyst on a month-to month basis, copies of invoices to Fibre Suppliers in respect of Log sales made to Fibre Suppliers by TimberWest under this Agreement at the same time such invoices are provided to Fibre Suppliers.

3.9.
Relationship with Fibre Suppliers. The parties acknowledge and agree that this Agreement is solely for the benefit of the parties, and will not confer or be deemed to confer any right or remedy upon any Fibre Supplier. Catalyst’s agreement with each Fibre Supplier will obligate the Fibre Supplier to purchase the Logs offered to the Fibre Supplier by TimberWest as specified by Catalyst pursuant to this Agreement (except in the circumstances where Section 7.2 would apply) pursuant to pricing, payment and other terms and conditions of sale consistent with Sections 4.1, 4.2, 5.1, 5.2 and 5.3 and dispute resolution provisions consistent with Sections 8.1 and 8.2 with respect to disputes over the price or quality of Logs or other matters relating to Logs offered by TimberWest. If requested by TimberWest, Catalyst shall assign, without recourse to Catalyst, the Fibre Supplier’s obligation to purchase and pay for Logs offered to the Fibre Supplier by TimberWest (including the ability of TimberWest to conduct any arbitration in respect of the price or quality of Logs) in order for TimberWest to enforce the Fibre Supplier’s purchase and payment obligation directly against the Fibre Supplier. If TimberWest proceeds with an arbitration with a Fibre Supplier with respect to the price or quality of Logs or other matters relating to Logs and such arbitration results in any costs or expenses being awarded against Catalyst, then payment of such costs and expenses shall be the responsibilty of TimberWest.

4.	PRICING
4.1.	Price of Logs. Logs will be offered to Fibre Suppliers or Catalyst as the case may be in accordance with this Agreement at the Vancouver Log Market Price calculated on a F.O.B. Point of Sale basis.
4.2.
Payment. Payment for Logs is to be made by the buyer per normal industry practice at the time of sale, which the parties acknowledge is currently 10 days after delivery at the Point of Sale and invoicing with title passing to the purchaser only upon receipt of payment.

4.3.
Disputes with Catalyst. If there is a dispute between TimberWest and Catalyst regarding the price or quality of Logs or other matters relating to Logs offered to Catalyst under this Agreement, the dispute will be referred to arbitration under this Agreement for determination and TimberWest will be paid the amount that TimberWest considers is the Vancouver Log Market Price for such Logs at the time of purchase pending the arbitrator’s determination. Any change to that amount determined by arbitration or otherwise agreed by the parties to the dispute shall be adjusted between the parties by the 5th Business Day after such determination or agreement.

4.4.
Price Disputes with Fibre Supplier. If there is a dispute between TimberWest and the Fibre Supplier or between Catalyst and the Fibre Supplier regarding the price or quality of Logs or other matters relating to Logs offered to the Fibre Supplier pursuant to this Agreement, Catalyst may, and shall if requested by TimberWest, refer the dispute to arbitration under its agreement with the Fibre Supplier and have TimberWest conduct the arbitration on behalf of Catalyst. If the arbitration results in any costs or expenses being awarded against Catalyst, then payment of such costs and expenses shall be the responsibility of TimberWest.

4.5.
Vancouver Log Market. If a material change occurs in respect of the Vancouver log market to an extent that renders such market an unreliable indicator of the fair market value of logs traditionally purchased and sold thereon, the parties will use all reasonable efforts to agree upon a different pricing basis that more closely conforms with their mutual intentions in entering into this Agreement, and failing such agreement, the different pricing basis will be determined by arbitration.

4.6.	No Fee. No timber harvesting management fee or other fee will be payable to TimberWest in addition to the purchase price for Logs sold under this Agreement.
5.	TERMS AND CONDITIONS
5.1.	Availability of Logs. Where Catalyst purchases Logs or directs the sale of Logs to Fibre Suppliers, TimberWest will advise the designated buyer of the availability of Logs, including:
(a)	the applicable Point of Sale;

(b)	the volume, species and specifications of Logs in each Parcel of Logs;

(c)	the location of such Parcels; and

(d)	the price for such Parcels determined in accordance with this Agreement.
5.2.
Inspection and Acceptance. The buyer of the Logs will be entitled to inspect any Parcels of Logs made available hereunder and will have a period of 10 Business Days after receipt of advice under Section 5.1 to accept such Parcels.

5.3.
Terms and Conditions of Sale. The purchase and sale of Logs under this Agreement will be made on the following terms and conditions (or such other terms and conditions consistent with industry practice in coastal British Columbia as Catalyst and TimberWest may mutually agree from time to time):

(a)	Logs will be of the quality and sort specifications which conform in all respects to industry standards in coastal British Columbia;
(b)
the buyer of the Logs will be required to purchase boomsticks at their fair market value upon payment for a Parcel of Logs and to otherwise comply with boomgear practices and procedures in accordance with generally accepted industry practices in effect at the relevant time;

(c)	advice of availability of Logs under this Agreement and acceptance or rejection thereof may be communicated by telephone;

(d)
scaling will be done in accordance with the applicable policies and industry standards of the Ministry of Forests and Range, scaling expenses will be shared equally by TimberWest and the buyer of the Logs (being Catalyst or a Fibre Supplier, as the case may be); if TimberWest or the buyer disputes the result of a scaling of a Parcel, it may cause a checkscaling to occur in accordance with the following provisions, the result of which will be binding on the parties and not subject to arbitration:

(i)
such party (for the purposes of this Section 5.3(d), the “Disputing Party”) will notify the other party, before the Parcel is broken down or dewatered, of its intention to cause a checkscaling, and will name one independent, licensed scaler to perform the checkscaling;

(ii)
within two business days after the date of receipt of such notice, the other party will, by notice to the Disputing Party, name one independent, licensed scaler to also perform a checkscaling, failing which the checkscaling will be performed by the scaler named by the Disputing Party;

(iii)	each party will take all reasonable steps to ensure that the checkscaling is carried out in a prompt and efficient manner;
(iv)	each party may inspect the Parcel before breakdown or dewatering to determine if losses occurred during transportation or handling as well as inspect checkscaling and log handling practices;
(v)
if the value determined with reference to any checkscale does not differ by more than 3% of the value determined with reference to the original scale, excluding boomsticks and gear in both cases, no adjustment will be made and all expenses incurred relating to the checkscale, including towing, handling and scaling, will be paid by the Disputing Party;

(vi)
if clause (v) does not apply, the value determined with reference to the original scale will be adjusted to equal the average of the two checkscales or, if only one scaler was named, to equal the single checkscale, and the checkscale expenses described in clause (v) will be shared equally by the parties;

(e)
TimberWest will be responsible for the payment of all stumpage, royalty and other charges in connection with the Logs sold to the buyer and all transportation and other costs incurred in order to deliver such Logs to the Point of Sale;

(f)
Catalyst or the Fibre Supplier as applicable will be solely responsible at its expense for taking delivery of and transporting any Logs from the Point of Sale for those Logs and making arrangements for transportation to ensure that such Logs are removed from Points of Sale on an even and regular basis;

(g)	Logs will be properly and securely bundled in intact Parcels which are fit for safe coastal towing; and

(h)
except as expressly varied in this Agreement, the sale of Logs to Catalyst or a Fibre Supplier under this Agreement will be in accordance with generally accepted log sale practices in coastal British Columbia.

5.4.
Availability. To the extent that the normal course of Timber West’s harvesting activities on the Crown Tenures permit, TimberWest will offer Parcels of Logs in the order of time of harvest in a regular and systematic manner during each year.

5.5.	Encumbrances. All Logs sold pursuant to this Agreement will be free and clear of all liens, charges and encumbrances of any nature whatsoever.
6.	DEFAULT
6.1.
Default by TimberWest or Catalyst. An Event of Default will exist with respect to a party if such party has committed a material default in the performance of its obligations hereunder (for the purposes of this Section, the failure by a party to make two successive payments required under this Agreement, other than a failure arising from a bona fide dispute over the requirement to make such payment, will be deemed to be a material default), notice has been given to such party by the other party specifying the default and such default remains unremedied:

(a)	in respect of a failure to make two successive payments required under this Agreement, more than 5 Business Days have elapsed since the date that the notice is delivered to such party;
(b)
in any other case, more than 15 Business Days have elapsed since the expiration of such period following the giving of such notice during which such party might by the exercise of reasonable diligence have remedied the default;

(c)	in the case of a default that could not, by the exercise of reasonable diligence, be remedied within the period described in Subsection (b), the earlier of:
(i)	the day on which the party fails or refuses to act diligently to remedy the default; and
(ii)	the day on which it becomes evident to the other party, acting reasonably, that such default will not be remedied in a reasonably timely manner regardless of the actions taken by such party.
6.2.
Remedies. At any time while an Event of Default exists with respect to a party, the other party may exercise any right or remedy available to it, at law or in equity, and may, without prejudice to any other right or remedy, terminate this Agreement by notice to the other party to that effect, effective on a date specified in such notice, which date shall be not earlier than the date on which such notice is given.

6.3.
Consequential Damages. Any liability of either party to the other for breach of this Agreement or for negligence of its directors, officers, employees, agents and contractors will not extend to, or include liability for, loss of profits or contribution, loss of use of property or other consequential damages.

6.4.
Failure of Fibre Supplier to Complete Purchase. If a Fibre Supplier fails to complete the purchase of any Parcel of Logs offered to the Fibre Supplier by TimberWest pursuant to this Agreement (including without limitation failure to pay the purchase price for the Parcel of Logs) for any reason other than a dispute regarding the price or quality of Logs or other matters relating to the Logs, then TimberWest may, at any time within 5 Business Days after such failure, give notice to Catalyst specifying the volume, species and other particulars of the Logs in such Parcel and the following shall apply:

(a)
Catalyst may, by notice to TimberWest given no more than 5 Business Days after its receipt of TimberWest’s notice under this Section, purchase the Parcel of Logs itself or direct TimberWest to sell the Logs to another Fibre Supplier;

(b)
if the Parcel of Logs is not directed to another Fibre Supplier or purchased by Catalyst under Subsection (a), TimberWest may either claim against the Fibre Supplier under Section 3.9 and/or dispose of the Parcel of Logs for its own account but TimberWest will have no claim against Catalyst in connection with the Parcel of Logs;

(c)
Logs directed to another Fibre Supplier or purchased by Catalyst pursuant to Subsection (a) or disposed of by TimberWest pursuant to Subsection (b) will be considered to have been offered by TimberWest under Section 3.1 for the purposes of determining the volume of Logs offered by TimberWest in the applicable year; and

(d)
where Catalyst directs TimberWest to move the Parcel to another Point of Sale, the reasonable transportation costs incurred by TimberWest in doing so shall be payable by Catalyst to TimberWest within 15 days after Catalyst’s receipt of TimberWest’s invoice therefor.

6.5.	Recurring Default by Fibre Supplier. If a Fibre Supplier (in this section a “Defaulting Fibre Supplier”):
(a)
has refused to purchase Logs offered by TimberWest pursuant to this Agreement as a result of a dispute regarding the price or quality of Logs or other matters relating to Logs on more than two occasions in any year and dispute resolution processes conducted in respect of such disputes have been resolved in favour of TimberWest; or

(b)	fails to comply with any arbitration award regarding disputes over price or quality of Logs offered by TimberWest pursuant to this Agreement; or
(c)
fails to complete the purchase of Logs offered by TimberWest pursuant to this Agreement (including without limitation failure to pay the purchase price for Logs) on more than two occasions in any year for any reason other than a dispute regarding the price or quality of Logs or other matters relating to Logs;

then TimberWest, may, by notice given to Catalyst prior to the next scheduled delivery date of Logs to the Defaulting Fibre Supplier specifying the volume, particulars and scheduled delivery date of further deliveries of Logs to such Defaulting Fibre Supplier, suspend further deliveries of Logs to be made to the Defaulting Fibre Supplier pursuant to current Delivery Notices until TimberWest is satisfied, acting reasonably, that the circumstances causing such failure or failures no longer apply. During the period that TimberWest suspends deliveries of Logs to a Fibre Supplier under this Section:
(d)
Catalyst may, by notice to TimberWest given at least 5 Business Days prior to the scheduled delivery date for Parcels of Logs which were to be offered to the Defaulting Fibre Supplier (or no more than 10 Business Days after receipt of TimberWest’s notice if the time period between the receipt of TimberWest’s notice and the scheduled delivery date for particular Parcels of Logs is less than 15 Business Days), direct TimberWest to sell the Parcels of Logs to other Fibre Suppliers who are not Defaulting Fibre Suppliers or purchase such Logs itself;

(e)	any Logs which are not directed to other Fibre Suppliers or purchased by Catalyst under Subsection (d) may be disposed of by TimberWest for its own account and as its sole remedy; and
(f)
Logs directed to other Fibre Suppliers or purchased by Catalyst pursuant to Subsection (d) or disposed of by TimberWest pursuant to Subsecton (e) will be considered to have been offered by TimberWest under Section 3.1 for the purposes of determining the volume of Logs offered by TimberWest in the applicable year.

7.	FORCE MAJEURE AND CURTAILMENT
7.1.
Affecting Catalyst. If, at any time, Catalyst ceases or curtails purchases of wood chips from Fibre Suppliers due to the shutdown or curtailment of the operation of the pulp or paper production facilities or wood chip unloading facilities at any pulp mill or pulp and paper mill owned by Catalyst or any of its Affiliates due to adverse weather conditions, fire, strike, lockout or other labour disruptions, sabotage, shipwreck, riot, war, flood, extraordinary breakdown, explosion, laws or regulations, Court order, act of any government body or agency, act of God, blockade, civil commotion or disobedience (lawful or unlawful) or for any similar reason beyond the control of Catalyst (excluding market or economic conditions), then Catalyst may, without liability, direct TimberWest to discontinue, in whole or in part, sales of Logs to Fibre Suppliers pursuant to this Agreement for the period of such shutdown or curtailment.

7.2.
Affecting Fibre Suppliers. If, at any time, any Fibre Supplier ceases or curtails its sawmill operations due to adverse weather conditions, fire, strike, lockout or other labour disruptions, sabotage, shipwreck, riot, war, flood, extraordinary breakdown, explosion, laws or regulations, Court order, act of any government body or agency, act of God, blockade, civil commotion or disobedience (lawful or unlawful) or for any similar reason beyond the control of the Fibre Supplier (excluding market or economic conditions) which results in the Fibre Supplier reducing the volume of Logs sourced under this Agreement that the Fibre Supplier wishes to purchase, then Catalyst may, without liability, direct TimberWest to discontinue, in whole or in part, sales of Logs to such Fibre Supplier pursuant to this Agreement for the period of such shutdown or curtailment.

7.3.	Credit. If Catalyst has directed a discontinuance or reduction under Section 7.1 or 7.2:
(a)
the volume of Logs which TimberWest would have been required to sell to Fibre Suppliers if Catalyst had not directed such discontinuance or reduction shall be considered to have been made available to Catalyst as part of the Option Volume; and

(b)
TimberWest may dispose of the Logs which would otherwise have been sold to Fibre Suppliers during such discontinuance or reduction as it sees fit except that TimberWest will not enter into any agreement concerning the disposition of Logs that would conflict with Catalyst’s right to direct the resumption of sales of Logs to Fibre Suppliers pursuant to this Agreement.

7.4.
Affecting TimberWest. If, at any time, TimberWest ceases or curtails its logging operations under the Crown Tenures due to adverse weather conditions, fire, strike, lockout or other labour disruptions, sabotage, shipwreck, riot, war, flood, extraordinary breakdown, explosion, laws or regulations, Court order, act of any government body or agency, act of God, blockade, civil commotion or disobedience (lawful or unlawful) or for any similar reason beyond its control (but excluding market or economic conditions), then TimberWest may, without liability, discontinue, in whole or in part, making Logs available for delivery to Fibre Suppliers or Catalyst but only to the extent that such curtailment or shutdown prevents TimberWest from producing the volume of Logs to be made available under this Agreement.

7.5.
Advance Warning. Catalyst and TimberWest will each give to the other as much advance notice as is reasonably possible of any event affecting its operations which might reasonably be expected to adversely affect the availability of Logs for sale under this Agreement or the sale of Logs to Fibre Suppliers or Catalyst pursuant to this Agreement, stating the nature, date of commencement, anticipated duration and estimated effect of the event, but it is acknowledged by each party that the inadvertent failure to give such notice or the inaccuracy of any estimate contained in such notice will not preclude a party from receiving any relief or credit provided for in this Article.

8.	ARBITRATION
8.1.	Arbitration. Any dispute between the parties in respect of the terms or conditions of this Agreement will be submitted for determination by arbitration in accordance with the following:
(a)
arbitrations will be carried out by a single arbitrator agreed to by the parties and if no agreement is reached within 2 Business Days after either party institutes such process by notice to the other party:

(i)
each party will, within 2 Business Days, select one arbitrator, and a third arbitrator will promptly be agreed to by the selected arbitrators and failing agreement, by a Justice of the Supreme Court of British Columbia; or

(ii)	if either party fails to select an arbitrator, the arbitrator selected by the other party will act as the sole arbitrator;

(b)	where the dispute is over the price or quality of a particular Parcel of Logs or other matters relating to Logs offered by TimberWest under this Agreement:
(i)
the arbitrator or arbitrators shall be independent log brokers or individuals recognized with knowledge of prevailing prices in the Vancouver log market (the parties may, for the purposes of selecting such individuals, maintain a list of individuals that the parties agree are acceptable arbitrators pursuant to this Section 8.1(b), and if such a list is maintained, the parties may only select individuals from such list as arbitrators for such disputes);

(ii)	a dispute as to price will be determined by each party submitting the price that such party has determined to be accurate and the arbitrators or arbitrator will select one of such prices and no other;
(iii)	where the dispute is only as to price, the costs of the arbitration proceedings will be payable by the party which was not successful in the arbitration proceedings;
(iv)
where a party is wholly successful in arbitration proceedings involving disputes over matters other than or in addition to price, the costs of the arbitration proceedings will be awarded against the other party unless the arbitrator or arbitrator deems it appropriate to award otherwise; and

(v)
where there has been a dispute regarding the price or quality of Logs or other matters relating to Logs offered by TimberWest on more than two occasions in any year and the dispute resolution processes conducted in respect of such disputes have all been resolved in favour of one party, the arbitrator or arbitrators, in subsequent arbitrations resolved in favour of such party in that year, will be entitled to award double costs of the subsequent arbitration against the other party;

(c)	in resolving any dispute other than a dispute as to the price of a Parcel of Logs, the arbitrator or arbitrators shall not be constrained in the manner contemplated by Subsection 8.1(b)(ii);
(d)
the decision of a majority of the arbitrators or the sole arbitrator, as the case may be, including any decision as to costs, will be final and binding on the parties, but will not be a precedent in any subsequent arbitration under this Agreement.

Except as expressly provided herein, all arbitrations will be conducted according to the laws governing commercial arbitrations in British Columbia.
8.2.
Timely Decisions. Any dispute referred to arbitration will be dealt with on an expeditious basis with both parties using all commercially reasonably efforts to obtain and implement a timely decision of the arbitrator or arbitrators who will have the authority to award costs of the arbitration proceedings against any party which does not, in the judgment of the arbitrator, act in accordance with this Section.

9.	ASSIGNMENT
9.1.	Assignment by TimberWest. TimberWest will not, without the prior written consent of Catalyst, which consent Catalyst will not unreasonably withhold:
(a)
sell, transfer, assign or otherwise dispose of all or any part of the Crown Tenures or its interest in this Agreement except to a purchaser, transferee or assignee that acquires all or substantially all of the assets of TimberWest and agrees with Catalyst to assume and be bound by the obligations of TimberWest under this Agreement (with such changes as may be required to contemplate the addition or substitution of the assignee as a party); or

(b)	mortgage, charge, grant a security interest in or otherwise encumber the Crown Tenures or its interest in this Agreement except in compliance with Section 9.2.
9.2.
Lender Status. Any mortgage, charge, security interest or other encumbrance (each an “Encumbrance”) granted over any of the Crown Tenures or this Agreement will be subject to the condition that the holder of such Encumbrance or Encumbrances, enters into an agreement with Catalyst in a form satisfactory to it acting reasonably, that is effective to ensure that, to the extent permitted by law, any sale or other disposition of any of the Crown Tenures arising out of the enforcement of the Encumbrance will be made only in accordance with this Article, and, to the extent permitted by law, pending any such disposition, any receiver, receiver-manager or other person appointed under the Encumbrance and thereby entitled to possession of any such Crown Tenures will be bound by the terms of this Agreement.

9.3.
Assignment by Catalyst. Catalyst may not assign all or any portion of its interest in this Agreement, without the prior written consent of TimberWest (which consent TimberWest will not unreasonably withhold) except that Catalyst may do so without such consent in the following circumstances:

(a)	as a result of the granting by Catalyst of a security interest over all or substantially all of its assets; or
(b)
to a purchaser of any material interest in a pulp or paper mill owned by Catalyst or one of its Affiliates if the purchaser enters into an agreement with TimberWest confirming that the purchaser is bound by this Agreement (with such changes as may be required to contemplate the addition or substitution of the purchaser as a party) to the extent of such assignment.

9.4.
Release. An assignment, transfer or other disposition (for the purposes of this Section 9.4, an “Assignment”) made by a party under this Article (for the purposes of this Section 9.4, an “Assignor”) will not release the Assignor from its obligations under this Agreement except where an assignee has assumed and become bound by the obligations under this Agreement and the party which is not the Assignor (for the purposes of this Section 9.4, the “Other Party”) expressly consents to such a release, which consent may be withheld unless the Other Party is satisfied, acting reasonably, of the assignee’s ability to fulfil the terms of this Agreement on a long term basis. If the Other Party does not provide a release at the time of an Assignment in accordance with this Section, the Assignor may, at any time after the first anniversary of the Assignment (and not more frequently than once every 12 months), request that the Other Party provide such a release to the Assignor and the Other Party will release the Assignor from its obligations under this Agreement if the Other Party, acting reasonably, is satisfied with the assignee’s ability to fulfil the terms of this Agreement on a long-term basis.

10.	GENERAL
10.1.
Maintenance of Records. Each party will maintain detailed records of all particulars required in order to carry out the calculations required under this Agreement and all costs incurred by it for which it is, pursuant to this Agreement, entitled to be reimbursed in whole or in part by the other party and will make such records available to the other party for inspection at all reasonable times.

10.2.
Notices. Any notice, document or communication required or permitted to be given hereunder shall be in writing and delivered by hand or facsimile transmission to the party to which it is to be given as follows:

To Catalyst:	To TimberWest:

Catalyst Paper Corporation	TimberWest Forest Corp.
2nd Floor — 3600 Lysander Lane	2300 — 1055 West Georgia Street
Richmond, British Columbia	Vancouver, British Columbia

Attention: Director, Fibre Supply	Attention: Corporate Secretary
Facsimile No.: (604) 247-0524	Facsimile No.: (604) 654-4960
or to such other address as either party may in writing advise by notice given in accordance with this Section. Any notice, document or communication will be deemed to have been given, if delivered, on the next Business Day after the day of delivery, and if sent by facsimile transmission, on the first Business Day after the day of transmittal.
10.3.	Time. Time shall be of the essence of this Agreement.
10.4.
Further Assurances. Each of the parties shall execute and deliver all such further documents and do such further acts and things as may be reasonably required from time to time to give effect to this Agreement.

10.5.
Waivers. Failure by either party at any time to require strict performance by the other of any term or provision hereof shall not be deemed to constitute a waiver of breach of such or any other term or provision hereof nor shall it constitute a waiver of any succeeding breach of such or any other term or provision hereof.

10.6.
Confidentiality. Neither party will disclose any terms or conditions of this Agreement to any person who is not a director, officer employee or bona fide authorized representative of the party without the prior written consent of the other party except:

(a)	if such party determines, acting reasonably, that disclosure is required by law or during the course of its business; and
(b)	if such disclosure is not required by law it is made under terms that restrict further disclosure to the extent necessary to protect the interests of the other party.
10.7.
Nature of Obligations. The obligations and liabilities of TimberWest Forest Corp. and each of the partners of TimberWest Forest Company under this Agreement are joint and several. The obligations and liabilities of Catalyst Paper Corporation and each of the partners of Catalyst Paper under this Agreement are joint and several.

10.8.
Action by Managing Partner. TimberWest Forest Corp. confirms that, as managing partner of TimberWest Forest Company, it has full power and authority to carry out the obligations, and exercise the rights, of TimberWest Forest Company under this Agreement and to execute and deliver agreements, notices or other documents on behalf of TimberWest Forest Company. Catalyst Paper Corporation confirms that, as managing partner of Catalyst Paper, it has full power and authority to carry out the obligations, and exercise the rights, of Catalyst Paper under this Agreement and to execute and deliver agreements, notices or other documents on behalf of Catalyst Paper.

10.9.
Counterparts and Signatures Electronically. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such party.

10.10.	Binding Effect. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
IN WITNESS WHEREOF the parties have executed this Agreement the day and year written on the first page hereof.
CATALYST PAPER CORPORATION
as managing partner for and on behalf of
CATALYST PAPER

Per:

Per:

TIMBERWEST FOREST CORP.
on its own behalf and as managing partner
for and on behalf of TIMBERWEST FOREST COMPANY

Per:

Per:

Schedule A

Form of Production Notice
Year:
AAC of Crown Tenures (m3):
Option Volume (m3):
Total Planned Harvest Volume (m3):
Projected Log Production (m3):

	Jan	Feb	Mar	Apr	May	June	July	Aug	Sep	Oct	Nov	Dec	Total
Standard/Gang Logs
2nd growth fir standard (15"+)
2nd growth hembal standard (15"+)
2nd growth fir gang (8"+)
2nd growth hembal gang (8"+)
old growth hembal gang (8"-14")
Total Standard/Gang Logs

PeeWee Logs
2nd growth fir peewee (5"-7" tops)
2nd growth hembal peewee (5"-7" tops)
Total PeeWee Logs

Total Logs
Notional Log Production (m3) based on sufficient harvest for production of entire Option Volume:

	Jan	Feb	Mar	Apr	May	June	July	Aug	Sep	Oct	Nov	Dec	Total
Standard/Gang Logs
2nd growth fir standard (15"+)
2nd growth hembal standard (15") +
2nd growth fir gang (8" +)
2nd growth hembal gang (8"+)
Old growth hembal gang (8"-14")
Total Standard/Gang Logs													(***	)

PeeWee Logs
2nd growth fir peewee (5"-7" tops)
2nd growth hembal peewee (5"-7" tops)
Total PeeWee Logs													(***	)

Total Logs													(***	)